SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                             SS&C Technologies, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    85227Q100
                                 (CUSIP Number)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 (Page 1 of 23)

CUSIP No.  85227Q100                     13G                 Page 2 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             General American Life Insurance Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   897,430
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   897,430
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             897,430
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.3%
    12       TYPE OF REPORTING PERSON
             IC, CO

CUSIP No.  85227Q100                     13G                 Page 3 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             General American Holding Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   897,430
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   897,430
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             897,430
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.3%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  85227Q100                     13G                 Page 4 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Corporation
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Missouri
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   897,430
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   897,430
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             897,430
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.3%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  85227Q100                     13G                 Page 5 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning, Inc.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   897,430
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   897,430
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             897,430
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.3%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  85227Q100                     13G                 Page 6 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning & Company
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   897,430
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   897,430
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             897,430
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             7.3%
    12       TYPE OF REPORTING PERSON
             BD, CO, IA

CUSIP No.  85227Q100                     13G                 Page 7 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital Limited Partnership II
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   199,160
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   199,160
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             199,160
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.6%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  85227Q100                     13G                 Page 8 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital International Partners II
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   224,590
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   224,590
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             224,590
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.8%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  85227Q100                     13G                 Page 9 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital Limited Partnership III
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   389,090
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   389,090
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             389,090
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.2%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  85227Q100                     13G                Page 10 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Insurance Capital International Partners III, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   84,590
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   84,590
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             84,590
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  85227Q100                     13G                Page 11 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Investment Partners II, L.L.C.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   423,750
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   423,750
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,750
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.4%
    12       TYPE OF REPORTING PERSON
             OO

CUSIP No.  85227Q100                     13G                Page 12 of 23 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Conning Investment Partners Limited Partnership III
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                           0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                   473,680
                       7           SOLE DISPOSITIVE POWER
                                   0
                       8           SHARED DISPOSITIVE POWER
                                   473,680
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             473,680
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.8%
    12       TYPE OF REPORTING PERSON
             PN

Item 2(a).     Name of Person Filing:

     This statement is being filed jointly by the following parties : (i) General American Life Insurance Company ("GALIC"), by virtue of its ownership of all of the outstanding capital stock of General American Holding Company ("Holdings"), (ii) Holdings, by virtue of its ownership of a majority of the outstanding voting capital stock of Conning Corporation ("Conning Corp."), (iii) Conning Corp. by virtue of its ownership of all of the outstanding capital stock of Conning, Inc., (iv) Conning, Inc. by virtue of its ownership of all of the outstanding capital stock of Conning & Company ("Conning"), (v) Conning by virtue of its having voting and dispositive control as (A) the general partner of the limited partnership which is the general partner of Conning Insurance Capital Limited Partnership III ("CICLP III") and Conning Insurance Capital International Partners III, L.P. ("CICIP III") and (B) the manager member of the limited liability company which is the general partner of Conning Insurance Capital Limited Partnership II ("CICLP II") and Conning Insurance Capital International Partners II ("CICIP II"), (vi) Conning Investment Partners II, L.L.C. ("Conning L.L.C.") by virtue of its having voting and dispositive control as the general partner of CICLP II and CICIP II, (vii) Conning Investment Partners Limited Partnership III ("Conning Investment") by virtue of its having voting and dispositive control as the general partner of CICLP III and CICIP III, (viii) CICLP II by virtue of its direct beneficial ownership of Common
Stock,  (ix) CICIP II by virtue of its  direct  beneficial  ownership  of Common
Stock, (x) CICLP III by virtue of its direct beneficial ownership of Common Stock and (x) CICIP III by virtue of its direct beneficial ownership of Common Stock.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of GALIC, Holdings and Conning Corp. is 700 Market Street, St. Louis, Missouri 63101. The address of the principal business office of each of Conning, Inc., Conning, Conning Investment, Conning L.L.C., CICLP II and CICLP III is CityPlace II, 185 Asylum Street, Hartford, Connecticut 06103-4105. The principal business office of CICIP II and CICIP III is Bank of Bermuda (Cayman) Limited, P.O. Box 513 GT Grand Cayman, Cayman Islands, B.W.I.

Item 2(c).     Citizenship:

     GALIC, Holdings and Conning Corp. are Missouri corporations. Conning, Inc. is a Delaware corporation. Conning is a Connecticut corporation. Conning Investment, CICLP II and CICLP III are limited partnerships organized under the laws of Delaware. Conning L.L.C. is a limited liability company organized under the laws of Delaware. CICIP II and CICIP III are limited partnerships organized under the laws of the Cayman Islands.

Item 4.        Ownership.



                                                                   Sole        Shared
                                                                 Power to     Power to      Sole Power      Shared Power
                                                                  Vote or      Vote or      to Dispose      to Dispose or
                            Amount Beneficially     Percent     Direct the     Direct      or Direct the      Direct the
     Reporting Person              Owned           of Class        Vote       the Vote     Disposition of   Disposition of

 1.  GALIC                     897,430 (1)               7.3%       0            897,430         0                  897,430
 2.  Holdings                  897,430 (1)               7.3%       0            897,430         0                  897,430
 3.  Conning Corp.             897,430 (1)               7.3%       0            897,430         0                  897,430
 4.  Conning, Inc.             897,430 (1)               7.3%       0            897,430         0                  897,430
 5.  Conning                   897,430 (1)               7.3%       0            897,430         0                  897,430
 6.  Conning Investment        473,680 (1)               3.8%       0            473,680         0                  473,680
 7.  CICLP III                 389,090 (1)               3.2%       0            389,090         0                  389,090
 8.  CICIP III                  84,590 (1)               0.7%       0             84,590         0                   84,590
 9.  Conning L.L.C.            423,750 (1)               3.4%       0            423,750         0                  423,750
10.  CICLP II                  199,160 (1)               1.6%       0            199,160         0                  199,160
11.  CICIP II                  224,590 (1)               1.8%       0            224,590         0                  224,590
========================== =====================  ===========  ============  ===========  =============    ================

(1) By virtue of its ownership of all of the outstanding capital stock of Conning, Conning, Inc. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning. By virtue of its ownership of all of the outstanding capital stock of Conning, Inc., Conning Corp. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning, Inc. By virtue of its ownership of a majority of the outstanding voting common stock of Conning Corp., Holdings may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning Corp. By virtue of its ownership of all of the outstanding capital stock of Holdings, GALIC may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Holdings. By virtue of the relationships described in Item 2(a), Conning may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by Conning L.L.C., Conning Investment, CICLP II, CICIP II, CICLP III and CICIP III. By virtue of the relationships described in Item 2(a), Conning L.L.C. may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP II and CICIP II. By virtue of the relationships described in Item 2(a), Conning Investment may be deemed to possess indirect beneficial ownership of the shares of Common Stock deemed beneficially held by CICLP III and CICIP
III. The filing of this statement by GALIC, Holdings, Conning Corp., Conning, Inc., Conning, Conning L.L.C. or Conning Investment shall not be construed as an admission that any of GALIC, Holdings, Conning Corp., Conning, Inc., Conning, Conning L.L.C. or Conning Investment, is, for the purposes of Section 13(d) or
Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities covered by this statement.

Item 5.   Ownership of Five Percent or Less of a Class.

     This filing on Schedule 13G is not for the purpose of reporting the fact that as of the date hereof any of the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.

Item 8.   Identification and Classification of Members of the Group.

     GALIC, Holdings, Conning Corp., Conning, Inc., Conning, CICLP II, CICIP II, CICLP III, CICLP III, Conning L.L.C. and Conning Investment may be deemed to be members of a group (the "Group") pursuant to Rule 13d-5 under the Act, but all such Reporting Persons disclaim membership in a group. The Reporting Persons hereby file this Schedule 13G pursuant to Rule 13d-1(c). The Reporting Persons acquired beneficial ownership of the shares reported as beneficially owned by them herein before any shares of Common Stock were registered pursuant to
Section 12 of the Act. A copy of the agreement between the Reporting Persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit A. Exhibit B lists the names and principal business offices of each Reporting Person.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1998


GENERAL AMERICAN LIFE
INSURANCE COMPANY



By: /s/ Matthew P. McCauley
    ______________________________________
       Matthew P. McCauley
       Vice President


GENERAL AMERICAN HOLDING COMPANY



By: /s/ Matthew P. McCauley
    ______________________________________
       Matthew P. McCauley
       Vice President


CONNING CORPORATION




By: /s/ Matthew P. McCauley
    ______________________________________
       Matthew P. McCauley
       Secretary


CONNING, INC.



By: /s/ Fred M. Schpero
    ______________________________________
       Fred M. Schpero
       Secretary


CONNING & COMPANY



By: /s/ Fred M. Schpero
    ______________________________________
       Fred M. Schpero
       Senior Vice President, Secretary
       and Chief Financial Officer

CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners II, L.L.C.,
     its General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     ____________________________________
       John B. Clinton
       Senior Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II

By:  Conning Investment Partners II, L.L.C.,
     its Investment General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     _____________________________________
       John B. Clinton
       Senior Vice President


CONNING INSURANCE CAPITAL LIMITED
PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
      its General Partner


By:  /s/ John B. Clinton
     ___________________________________
       John B. Clinton
       Senior Vice President

CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
      its General Partner


By:  /s/ John B. Clinton
     _____________________________________
       John B. Clinton
       Senior Vice President


CONNING INVESTMENT PARTNERS, L.L.C.

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President


CONNING INVESTMENT PARTNERS
LIMITED PARTNERSHIP  III

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President

                                  EXHIBIT INDEX



                  EXHIBIT                                           PAGE NUMBER


A.   AGREEMENT BETWEEN REPORTING PERSONS                                18

B.   IDENTIFICATION OF MEMBERS OF THE GROUP                             22

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS

     This will confirm the agreement by and between the undersigned that the Amendment No. 1 to Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock of SS&C Technologies, Inc., a Delaware corporation, is being filed on behalf of each of the parties named below.

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date:  February 10, 1998


GENERAL AMERICAN LIFE
INSURANCE COMPANY


By:  /s/ Matthew P. McCauley
     ______________________________________
       Matthew P. McCauley
       Vice President


GENERAL AMERICAN HOLDING COMPANY


By:  /s/ Matthew P. McCauley
     ______________________________________
       Matthew P. McCauley
       Vice President


CONNING CORPORATION


By:  /s/ Matthew P. McCauley
     ______________________________________
       Matthew P. McCauley
       Secretary


CONNING, INC.


By:  /s/ Fred M. Schpero
     ______________________________________
       Fred M. Schpero
       Secretary


CONNING & COMPANY


By:  /s/ Fred M. Schpero
    ______________________________________
      Fred M. Schpero
      Senior Vice President, Secretary and
      Chief Financial Officer

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)


CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP II

By:  Conning Investment Partners II, L.L.C.,
     its General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     ______________________________________
       John B. Clinton
       Senior Vice President


CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS II

By:  Conning Investment Partners II, L.L.C.,
     its Investment General Partner

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President


CONNING INSURANCE CAPITAL LIMITED
PARTNERSHIP III

By:  Conning Investment Partners Limited Partnership III,
     its General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President

                                    EXHIBIT A


                       AGREEMENT BETWEEN REPORTING PERSONS
                                   (Continued)



CONNING INSURANCE CAPITAL INTERNATIONAL PARTNERS III, L.P.

By:  Conning Investment Partners Limited Partnership III,
     its Investment General Partner

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President


CONNING INVESTMENT PARTNERS II, L.L.C.

By:  Conning & Company,
     its Manager Member


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President


CONNING INVESTMENT PARTNERS
LIMITED PARTNERSHIP III

By:  Conning & Company,
     its General Partner


By:  /s/ John B. Clinton
     _______________________________________
       John B. Clinton
       Senior Vice President

                                    EXHIBIT B

                     IDENTIFICATION OF MEMBERS OF THE GROUP



     The following are the names and principal business addresses of the members of the Group which have filed this Schedule 13G:

                  General American Life Insurance Company
                  700 Market Street
                  St. Louis, MO  63101

                  General American Holding Company
                  700 Market Street
                  St. Louis, MO  63101

                  Conning Corporation
                  700 Market Street
                  St. Louis, MO  63101

                  Conning, Inc.
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning Insurance Capital Limited Partnership II c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105

                  Conning Insurance Capital International Partners II c/o Bank of Bermuda (Cayman) Limited
                  P.O. Box 513  GT Grand Cayman
                  Cayman Islands B.W.I.

                  Conning Insurance Capital Limited Partnership III c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut  06103-4105

                  Conning Insurance Capital International Partners III, L.P. c/o Bank of Bermuda (Cayman) Limited
                  P.O. Box 513 GT Grand Cayman
                  Cayman Islands B.W.I.

                  Conning Investment Partners II, L.L.C.
                  c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut  06103-4105

                  Conning Investment Partners Limited Partnership III c/o Conning & Company
                  CityPlace II, 185 Asylum Street
                  Hartford, Connecticut 06103-4105